                                                                    EXHIBIT 3(i)

                                   RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                               EXXON CORPORATION


     Exxon Corporation, a corporation organized and existing under the laws of the State of New Jersey, restates and integrates its Certificate of Incorporation, as heretofore restated and amended, to read in full as herein set forth:


     FIRST.  The name of the corporation is:


                               EXXON CORPORATION


     SECOND. The address of the corporation's registered office is 830 Bear Tavern Road, West Trenton, New Jersey 08628-1020. The name of the corporation's registered agent at such address, upon whom process against the corporation may be served, is Corporation Service Company.


     THIRD. The purposes for which the corporation is organized are to engage in any or all activities within the purposes for which corporations now or at any time hereafter may be organized under the New Jersey Business Corporation Act and under all amendments and supplements thereto, or any revision thereof or any statute enacted to take the place thereof, including but not limited to the following:

     (1) To do all kinds of mining, manufacturing and trading business; transporting goods and merchandise by land or water in any manner; to buy, sell, lease and improve lands; to build houses, structures, vessels, cars, wharves, docks and piers; to lay and operate pipelines; to erect and operate telegraph and telephone lines and lines for conducting electricity; to enter into and carry out contracts of every kind pertaining to its business; to acquire, use, sell and grant licenses under patent rights; to purchase or otherwise acquire, hold, sell, assign and transfer shares of capital stock and bonds or other evidences of indebtedness of corporations, and to exercise all the privileges of ownership including voting upon the securities so held; to carry on its business and have offices and agencies therefor in all parts of the world; and to hold, purchase, mortgage and convey real estate and personal property within or without the State of New Jersey;

     (2) To engage in any activities encompassed within this Article Third directly or through a subsidiary or subsidiaries and to take any and all acts deemed appropriate to promote the interests of such subsidiary or subsidiaries, including, without limiting the foregoing, the following: making contracts and incurring liabilities for the benefit of such subsidiary or subsidiaries; transferring or causing to be transferred to any such subsidiary or subsidiaries assets of this corporation; guaranteeing dividends on any shares of the capital stock of any such subsidiary; guaranteeing the principal and interest or either of the bonds, debentures, notes or other evidences of indebtedness issued or obligations incurred by any such subsidiary or subsidiaries; securing said bonds, debentures, notes or other evidences of indebtedness so guaranteed by mortgage of or security interest in the property of this corporation; and contracting that said bonds, debentures, notes or other evidences of indebtedness so guaranteed, whether secured or not, may be convertible into shares of this corporation upon such terms and conditions as may be approved by the board of directors;

     (3) To guarantee the bonds, debentures, notes or other evidences of indebtedness issued, or obligations incurred, by any corporation, partnership, limited partnership, joint venture or other association in which this corporation at the time such guarantee is made has a substantial interest or where such guarantee is otherwise in furtherance of the interests of this corporation; and

     (4) To exercise as a purpose or purposes each power granted to corporations by the New Jersey Business Corporation Act or by any amendment or supplement thereto or by any statute enacted to take the place thereof, insofar as such powers authorize or may hereafter authorize corporations to engage in activities.


     FOURTH. The aggregate number of shares which the corporation shall have authority to issue is two billion two hundred million (2,200,000,000) shares divided into two hundred million (200,000,000) shares of preferred stock without par value and two billion (2,000,000,000) shares of common stock without par value.

     (1) The board of directors of the corporation is authorized at any time or from time to time (i) to divide the shares of preferred stock into classes and into series within any class or classes of preferred stock; (ii) to determine for any such class or series its designation, relative rights, preferences and limitations; (iii) to determine the number of shares in any such class or series (including a determination that such class or series shall consist of a single share); (iv) to increase the number of shares of any such class or series previously determined by it and to decrease such previously determined number of shares to a number not less than that of the shares of such class or series then outstanding; (v) to change the designation or number of shares, or the relative rights, preferences and limitations of the shares, of any theretofore established class or series no shares of which have been issued; and (vi) to cause to be executed and filed without further approval of the shareholders such amendment or amendments to the Restated Certificate of Incorporation as may be required in order to accomplish any of the foregoing. In particular, but without limiting the generality of the foregoing, the board of directors is authorized to determine with respect to the shares of any class or series of preferred stock:

     (a) whether the holders thereof shall be entitled to cumulative, non-cumulative or partially cumulative dividends or to no dividends and, with respect to shares entitled to dividends, the dividend rate or rates (which may be fixed or variable and may be made dependent upon facts ascertainable outside of the Restated Certificate of Incorporation) and any other terms and conditions relating to such dividends;

     (b) whether the holders thereof shall be entitled to receive dividends payable on a parity with or subordinate or in preference to the dividends payable on any other class or series of shares of the corporation;

     (c) whether, and if so to what extent and upon what terms and conditions, the holders thereof shall be entitled to preferential rights upon the liquidation of, or upon any distribution of the assets of, the corporation;

     (d) whether, and if so upon what terms and conditions, such shares shall be convertible into other securities;

     (e) whether, and if so upon what terms and conditions, such shares shall be redeemable;

     (f) the terms and amount of any sinking fund provided for the purchase or redemption of such shares; and

     (g) the voting rights, if any, to be enjoyed by such shares and the terms and conditions for the exercise thereof.

     (2) Each holder of shares of common stock shall be entitled to one vote for each share of common stock held of record by such holder on all matters on which holders of shares of common stock are entitled to vote.

     (3) No holder of any shares of common or preferred stock of the corporation shall have any right as such holder (other than such right, if any, as the board of directors in its discretion may determine) to purchase, subscribe for or otherwise acquire any unissued or treasury shares, or any option rights, or securities having conversion or option rights, of the corporation now or hereafter authorized.

     (4) The relative voting, dividend, liquidation and other rights, preferences and limitations of the shares of the class of preferred stock designated "Class A Preferred Stock" and the class of preferred stock designated "Class B Preferred Stock" are as set forth in this Article FOURTH and in Exhibit A to this Restated Certificate of Incorporation.


     FIFTH. The following is a list of the names and residences of the original shareholders, and of the number of shares held by each:

H. M. Flagler                   of New York City,               one share.
Paul Babcock, Jr.               of Jersey City,                 one share.
James McGee                     of Plainfield, New Jersey,      one share.
Thos. C. Bushnell               of Morristown, New Jersey,      one share.

John D. Rockefeller             of Cleveland, Ohio,             }
Wm. Rockefeller                 of New York City,               }
J. A. Bostwick                  of New York City,               }
John D. Archbold                of New York City,               }
O. H. Payne                     of Cleveland, Ohio,             }
Wm. G. Warden                   of Philadelphia, Pa.,           }
Benj. Brewster                  of New York City,               }
Chas. Pratt                     of Brooklyn, N.Y.,              }
and H. M. Flagler               of New York City.               }

     Trustees of Standard Oil Trust, twenty-nine thousand nine hundred and ninety-six shares (29,996), of which twenty-one thousand seven hundred and twenty-four shares (21,724) were issued for property purchased and necessary for the business of this corporation.


     SIXTH. The number of directors of the corporation as of December 1, 1996 is 12 and their names and business office addresses are:

     Dr. Michael J. Boskin                   Mr. Harry J. Longwell
     Hoover Institution                      5959 Las Colinas Boulevard
     Stanford University                     Irving, Texas  75039-2298
     Stanford, California  94305-6010

     Mr. D. Wayne Calloway                   Mrs. Marilyn Carlson Nelson
     PepsiCo, Inc.                           Carlson Holdings, Inc.
     700 Anderson Hill Road                  12755 Highway 55
     Purchase, New York  10577               Minneapolis, Minnesota  55441

     Mr. Jess Hay                            Mr. Lee R. Raymond
     Texas Commerce Tower                    5959 Las Colinas Boulevard
     2200 Ross Avenue                        Irving, Texas  75039-2298
     Dallas, Texas  75201-2764

     Mr. James R. Houghton                   Dr. John H. Steele
     Corning Incorporated                    Woods Hole Oceanographic
     80 E. Market Street                      Institution
     Corning, New York  14830                Woods Hole, Massachusetts  02543

     Mr. William R. Howell                   Mr. Robert E. Wilhelm
     J. C. Penney Company, Inc.              5959 Las Colinas Boulevard
     6501 Legacy Drive                       Irving, Texas  75039-2298
     Plano, Texas  75024-3698

     Mr. Philip E. Lippincott                Mr. Joseph D. Williams
     P.O. Box 2159                           Warner-Lambert Company
     Park City, Utah  84060                  182 Tabor Road
                                             Morris Plains, New Jersey  07950


     SEVENTH. The number of directors at any time may be increased or diminished by vote of the board of directors, and in case of any such increase the board of directors shall have power to elect each such additional director to hold office until the next succeeding annual meeting of shareholders and until his successor shall have been elected and qualified.

     The board of directors, by the affirmative vote of a majority of the directors in office, may remove a director or directors for cause where, in the judgment of such majority, the continuation of the director or directors in office would be harmful to the corporation and may suspend the director or directors for a reasonable period pending final determination that cause exists for such removal.

     The board of directors from time to time shall determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the corporation, or any of them, shall be open to the inspection of the shareholders; and no shareholder shall have any right of inspecting any account or book or document of the corporation, except as conferred by statute or authorized by the board of directors, or by a resolution of the shareholders.


     EIGHTH. The following action may be taken by the affirmative vote of a majority of the votes cast by the holders of shares of the corporation entitled to vote thereon:

     (1) The adoption by the shareholders of a proposed amendment of the certificate of incorporation of the corporation;

     (2) The adoption by the shareholders of a proposed plan of merger or consolidation involving the corporation;

     (3) The approval by the shareholders of a sale, lease, exchange, or other disposition of all, or substantially all, the assets of the corporation otherwise than in the usual and regular course of business as conducted by the corporation; and

     (4) Dissolution.


     NINTH. Except as otherwise provided by statute or by this certificate of incorporation or the by-laws of the corporation as in each case the same may be amended from time to time, all corporate powers may be exercised by the board of directors. Without limiting the foregoing, the board of directors shall have power, without shareholder action:

     (1) To authorize the corporation to purchase, acquire, hold, lease, mortgage, pledge, sell and convey such property, real, personal and mixed, without as well as within the State of New Jersey, as the board of directors may from time to time determine, and in payment for any property to issue, or cause to be issued, shares of the corporation, or bonds, debentures, notes or other obligations or evidence of indebtedness thereof secured by pledge, security interest or mortgage, or unsecured; and

     (2) To authorize the borrowing of money, the issuance of bonds, debentures, notes and other obligations or evidences of indebtedness of the corporation, secured or unsecured, and the inclusion of provisions as to redeemability and convertibility into shares of stock of the corporation or otherwise, and, as security for money borrowed or bonds, debentures, notes and other obligations or evidences of indebtedness issued by the corporation, the mortgaging or pledging of any property, real, personal, or mixed, then owned or thereafter acquired by the corporation.

     TENTH. To the full extent from time to time permitted by law, no director or officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders. Neither the amendment or repeal of this Article, nor the adoption of any provision of this certificate of incorporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director or officer of the corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.

     IN WITNESS WHEREOF, Exxon Corporation has caused this Restated Certificate of Incorporation to be duly executed as of December 16, 1996.

                                        EXXON CORPORATION



                                        L. R. RAYMOND
                                        Chairman of the Board



FILED AND RECORDED

December 18, 1996
Lonna R. Hooks
Secretary of State New Jersey

                                                                       EXHIBIT A

                                     PART I

                            CLASS A PREFERRED STOCK

   Section 1.  Designation and Amount; Special Purpose Restricted Transfer
   ---------   -----------------------------------------------------------
               Issue.
               -----

   (A) The shares of this class of preferred stock shall be designated as "Class A Preferred Stock" (referred to herein as the "Class A Preferred Stock") and the aggregate number of shares constituting such class which the Corporation shall have the authority to issue is 16,500,000. The shares of this class shall have a stated value of $61.50 per share (the "Stated Value").

   (B) Shares of Class A Preferred Stock shall be issued only to a trustee acting on behalf the Plan (as defined in Section 9(F)(vii)). In the event of any transfer of shares of Class A Preferred Stock to any person other than the Corporation or the trustee of the Plan, the shares of Class A Preferred Stock so transferred, upon such transfer and without any further action by the Corporation or the holder, shall be automatically converted into shares of the Corporation's Common Stock without par value (the "Common Stock") pursuant to
Section 5 hereof and no such transferee shall have any of the voting powers, preferences and relative, participating, optional or special rights ascribed to shares of Class A Preferred Stock hereunder but, rather, only the powers and rights pertaining to the Common Stock into which such shares of Class A Preferred Stock shall be so converted. In the event of such a conversion, the transferee of the shares of Class A Preferred Stock shall be treated for all purposes as the record holder of the shares of Common Stock into which such shares of Class A Preferred Stock have been automatically converted as of the date of such transfer; provided, however, that the pledge of Class A Preferred
                       --------  -------
Stock as collateral under any credit agreement for the financing or refinancing of the initial purchase of the Class A Preferred Stock by the Plan shall not constitute a transfer for purposes of this Section 1. Certificates representing shares of Class A Preferred Stock shall be legended to reflect such restrictions on transfer. Notwithstanding the foregoing provisions of this Section 1(B), shares of Class A Preferred Stock (i) upon allocation to the account of a participant in the Plan, shall be converted into shares of Common Stock or Class B Preferred Stock, as the case may be, pursuant to Section 5 hereof and the shares of Common Stock issued upon such conversion may be transferred by the holder thereof as permitted by law and the shares of Class B Preferred Stock issued upon such conversion may be transferred by the holder only as permitted by Part II hereof and (ii) shall be redeemable by the Corporation upon the terms and conditions provided by Sections 6, 7 and 8 hereof.


   Section 2.  Dividends and Distributions.
   ---------   ---------------------------

   (A) Subject to the provisions for adjustment hereinafter set forth, the holders of shares of Class A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds available under applicable law and the Certificate of Incorporation, cumulative cash dividends ("Preferred Dividends") in an amount per share equal to $4.68 per annum and no more, payable (x) monthly in arrears, one-twelfth on the 20th day of each month, commencing on July 20, 1989 and ending on June 20, 1990, and thereafter (y) quarterly in arrears, one-quarter on the 20th day of each March, June, September and December in each year (each such monthly and quarterly date a "Dividend Payment Date"), to holders of record at the start of business on such Dividend Payment Date. In the event that any Dividend Payment Date shall occur on any day other than a "Business Day" (as defined in Section 9(F)(i)), the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately succeeding such Dividend Payment Date. Preferred Dividends shall begin to accrue on outstanding shares of Class A Preferred Stock from the date of issuance of such shares of Class A Preferred Stock. Preferred Dividends shall accrue on a daily basis whether or not the Corporation shall have earnings or surplus at the time. Preferred Dividends accrued after the date of issuance for any period less than a full monthly or quarterly period, as the case may be, between Dividend Payment Dates shall be computed on the basis of a 360-day year consisting of twelve 30-day months and such a proportional dividend shall accrue for the period from the date of issuance until the end of the dividend payment period in which such issuance occurs. Accumulated but unpaid Preferred Dividends shall accumulate as of the Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid Preferred Dividends.

   (B) So long as any Class A Preferred Stock shall be outstanding, no dividend shall be declared or paid or set apart for payment on any other class of stock ranking on a parity with the Class A Preferred Stock as to dividends ("Parity Stock"), unless there shall also be or have been declared and paid or set apart for payment on the Class A Preferred Stock dividends ratably in proportion to the respective amounts of dividends (a) accumulated and unpaid through all dividend payment periods for the Class A Preferred Stock ending on or before the dividend payment date of such Parity Stock and (b) accumulated and unpaid on such Parity Stock through the dividend payment period on such Parity Stock next preceding such dividend payment date. So long as any Class A Preferred Stock shall be outstanding, in the event that full cumulative dividends on the Class A Preferred Stock have not been declared and paid or set apart for payment for all prior dividend payment periods, the Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or other retirement of, any other class of stock or series thereof of the Corporation ranking as to dividends junior to the Class A Preferred Stock ("Junior Stock") until full cumulative and unpaid dividends on the Class A Preferred Stock shall have been paid or declared and set apart for payment; provided, however, that the foregoing shall not apply
                           --------  -------
to (i) any dividend payable solely in any shares of any Junior Stock, or (ii) the acquisition of shares of any Junior Stock either (x) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted or (y) in exchange solely for shares of any other Junior Stock.


   Section 3.  Voting Rights.  The holders of shares of Class A Preferred Stock
   ---------   -------------
shall have the following voting rights:

   (A) The holders of Class A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock of the Corporation, voting together as one class with the holders of Common Stock and any other class or series of preferred stock so voting as one class. Each share of the Class A Preferred Stock shall entitle the holder thereof to a number of votes equal to the number of shares of Common Stock into which such share of Class A Preferred Stock could be converted pursuant to the first sentence of Section 5(A) hereof on the record date for determining the shareholders entitled to vote, rounded to the nearest one-tenth of a vote; it being understood that whenever the "Conversion Ratio" (as defined in Section 5 hereof) is adjusted pursuant to Section 9 hereof, the voting rights of the Class A Preferred Stock shall also be similarly adjusted.

   (B) Except as otherwise required by law, holders of Class A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock or any other class or series of preferred stock) for the taking of any corporate action.


   Section 4.  Liquidation, Dissolution or Winding-Up.
   ---------   --------------------------------------

   (A) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of Class A Preferred Stock shall be entitled to receive out of assets of the Corporation which remain after satisfaction in full of all valid claims of creditors of the Corporation and which are available for payment to shareholders, and subject to the rights of the holders of any class of stock of the Corporation ranking senior to or on a parity with the Class A Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the Corporation, before any amount shall be paid or distributed among the holders of Common Stock or any other class of stock ranking junior to the Class A Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the Corporation, liquidating distributions in an aggregate amount of $61.50 per share of Class A Preferred Stock plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for distribution, and no more. If upon any liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Class A Preferred Stock and any other class of stock ranking as to any such distribution on a parity with the Class A Preferred Stock are not paid in full, the holders of the Class A Preferred Stock and such other class of stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount to which they are entitled as provided by the foregoing provisions of this Section 4(A), the holders of shares of Class A Preferred Stock shall not be entitled to any further right or claim to any of the remaining assets of the Corporation.

   (B) Neither the merger, consolidation or combination of the Corporation with or into any other corporation, nor the sale, lease, transfer or other exchange of all or any portion of the assets of the Corporation (or any purchase or redemption of some or all of the shares of any class or series of stock of the Corporation), shall be deemed to be a dissolution, liquidation or winding-up of the affairs of the Corporation for purposes of this Section 4, but the holders of Class A Preferred Stock shall nevertheless be entitled in the event of any such transaction to the rights provided by Section 8 hereof.

   (C) Written notice of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to holders of Class A Preferred Stock and any other class or series of preferred stock in such circumstances shall be payable, and stating that, except in the case of Class A Preferred Stock represented by uncertificated shares, such payment will be made only after the surrender (or submission for notation of any partial payment) of such holder's certificates representing shares of Class A Preferred Stock, shall be given by first class mail, postage prepaid, mailed not less than twenty (20) days prior to any payment date stated therein, to the holders of Class A Preferred Stock, at the address shown on the books of the Corporation or any transfer agent for the Class A Preferred Stock.

   Section 5.  Conversion into Common Stock or Class B Preferred Stock.
   ---------   -------------------------------------------------------

   (A) A holder of shares of Class A Preferred Stock shall be entitled at any time, but not later than the close of business on the Redemption Date (as hereinafter defined) of such shares pursuant to Section 6, 7 or 8 hereof, to cause any or all of such shares to be converted into a number of shares of Common Stock for each share of Class A Preferred Stock which initially shall be one and which shall be adjusted as hereinafter provided (and, as so adjusted, is hereinafter sometimes referred to as the "Conversion Ratio"). In addition to the foregoing and subject to Section 5(B) hereof, a holder of shares of Class A Preferred Stock upon allocation of such shares to the account of a participant in the Plan shall be required to convert each such share of Class A Preferred Stock into the greater of (i) that number of shares of Common Stock or Class B Preferred Stock, as the case may be, which shall be the quotient obtained by dividing the Stated Value of each share of Class A Preferred Stock by the greater of (x) $15 divided by the Conversion Ratio or (y) the average of the high and low sales prices for a share of Common Stock on the trading day next preceding the Conversion Date (as hereinafter defined) on which one or more sales of shares of Common Stock occur, all as reported on the Composite Tape (as hereinafter defined), or (ii) that number of shares of Common Stock or Class B Preferred Stock equal to the Conversion Ratio. The Corporation's determination in good faith in respect of the number of shares to be issued upon any and all conversions pursuant to the preceding sentence shall be conclusive.

   (B) Any holder of shares of Class A Preferred Stock desiring or required to convert such shares into shares of Common Stock or Class B Preferred Stock, as the case may be, shall surrender the certificate or certificates representing the shares of Class A Preferred Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) in case of a request for registration in a name other than that of such holder, at the offices of the Corporation or the transfer agent for the Common Stock or Class B Preferred Stock, as the case may be, accompanied by written notice of conversion. Such notice of conversion shall specify (i) the number of shares of Class A Preferred Stock to be converted, and the name or names in which such holder wishes the certificate or certificates for Common Stock or Class B Preferred Stock, as the case may be, and for any shares of Class A Preferred Stock not to be so converted to be issued (or the name or names in which ownership of such shares is to be registered in the event that they are to be uncertificated), (ii) the address or addresses to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion, and (iii) whether the conversion is being effected pursuant to the second sentence of Section 5(A) hereof, and if so, whether the shares issued upon conversion will be shares of Common Stock or Class B Preferred Stock. In the case of a conversion of shares of Class A Preferred Stock required pursuant to the second sentence of Section 5(A), if such notice fails to specify the class of stock desired, the holder thereof shall receive shares of Class B Preferred Stock.

   (C) A conversion of shares of Class A Preferred Stock into shares of Common Stock or Class B Preferred Stock, as the case may be, pursuant to Section 5(A) shall be effective immediately before the close of business on the day of the later of (i) the surrender to the Corporation of the certificate or certificates for the shares of Series A Preferred Stock to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) in case of a request for registration in a name other than that of such holder and (ii) the giving of the notice of conversion as provided herein (the "Conversion Date"). On and after such Conversion Date, the person or persons entitled to receive the Common Stock or Class B Preferred Stock, as the case may be, issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock or Class B Preferred Stock, as the case may be.

   (D) Promptly after the Conversion Date for shares of Class A Preferred Stock to be converted, the Corporation or the transfer agent for the Common Stock or the Class B Preferred Stock, as the case may be, shall issue and send by hand delivery (with receipt to be acknowledged) or by first class mail, postage prepaid, to the holder of such shares or to such holder's designee, at the address designated by such holder, a certificate or certificates for the number of shares of Common Stock or Class B Preferred Stock, to which such holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of Class A Preferred Stock only part of which are to be converted, the Corporation or the transfer agent for the Common Stock or Class B Preferred Stock, as the case may be, shall issue and deliver to such holder or such holder's designee a new certificate or certificates representing the number of shares of Class A Preferred Stock which shall not have been converted.

   (E) The Corporation shall not be obligated to deliver to holders of Class A Preferred Stock any fractional share or shares of Common Stock or Class B Preferred Stock, as the case may be, issuable upon any conversion of such shares of Class A Preferred Stock, but in lieu thereof may make a cash payment in respect thereof in any manner permitted by law. The determination in good faith by the Corporation of the amount of any such cash payments shall be conclusive.

   (F) The Corporation shall at all times reserve and keep available out of its authorized and unissued and/or treasury Common Stock and Class B Preferred Stock solely for issuance upon the conversion of shares of Class A Preferred Stock as herein provided, free from any preemptive rights, the maximum number of shares of Common Stock and Class B Preferred Stock as shall from time to time be issuable upon the conversion of all the shares of Class A Preferred Stock then outstanding.


   Section 6.  Redemption at the Option of the Corporation.
   ---------   -------------------------------------------

   (A) The Class A Preferred Stock shall be redeemable, in whole or in part, at the option of the Corporation at any time at the Stated Value, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption (the close of business on such date being referred to as the "Redemption Date"); provided that such redemption may be made on or after
                    --------
December 20, 1990 and prior to July 20, 1995 only if (i) the Corporation shall have requested that the trustee of the Plan repay the indebtedness incurred by such trustee to purchase the shares of Class A Preferred Stock and (ii) either
(x) Section 404(k) of the Code (as hereinafter defined) is repealed or amended or the Internal Revenue Service or the Treasury Department promulgates a Revenue Ruling or Regulation or a federal Court of Appeals issues a decision involving the Corporation, at any time on or after December 20, 1990 and prior to July 20, 1995 with the effect that less than 100% of the dividends payable on the shares of any capital stock of the Corporation including, without limitation, Class A Preferred Stock, Class B Preferred Stock or Common Stock held in the Plan is deductible by the Corporation, when paid to participants in the Plan or their beneficiaries or used to repay indebtedness as described in Section 404(k) of the Code, from its gross income for purposes of determining its liability for the federal income tax imposed by Section 11 of the Code or (y) the Code is amended at any time on or after December 20, 1990 and prior to July 20, 1995 (other than to change the rate of any existing tax imposed by the Code) or the Internal Revenue Service or the Treasury Department promulgates a Revenue Ruling or Regulation or a federal Court of Appeals issues a decision involving the Corporation, with the effect that the Corporation's liability for the alternative minimum tax imposed by Section 55 of the Code, the general federal income tax imposed by Section 11 of the Code or any other tax hereafter imposed by the Code is increased solely by reason of its claiming a deduction in respect of dividends paid on the shares of any capital stock of the Corporation including, without limitation, Class A Preferred Stock, Class B Preferred Stock or Common Stock held in the Plan in a manner consistent with
Section 404(k) of the Code. Payment of the redemption price shall be made by the Corporation in cash or shares of Common Stock or a combination thereof, as permitted by paragraph (C) of this Section 6. From and after the Redemption Date, dividends on shares of Class A Preferred Stock called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding and all rights in respect of such shares of the Corporation shall cease, except the right to receive the redemption price. No interest shall accrue on the redemption price after the Redemption Date. If less than all of the outstanding shares of Class A Preferred Stock are to be redeemed, the Corporation shall either redeem a portion of the shares of each holder determined pro rata based on the number of shares held by each holder or shall select the shares to be redeemed by lot or as may be otherwise determined by the Board of Directors of the Corporation.

   (B) Unless otherwise required by law, notice of redemption pursuant to paragraph (A) of this Section 6 will be sent to the holders of Class A Preferred Stock at the address shown on the books of the Corporation or any transfer agent for the Class A Preferred Stock by first class mail, postage prepaid, mailed not less than thirty (30) days nor more than sixty (60) days prior to the Redemption Date. Such Class A Preferred Stock shall continue to be entitled to the conversion rights provided in Section 5 hereof through such Redemption Date. Each such notice shall state: (i) the Redemption Date; (ii) the total number of shares of the Class A Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price and the intended form of payment; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date; and (vi) a summary of the conversion rights of the shares to be redeemed, the period within which conversion rights may be exercised, and the Conversion Ratio in effect at the time. Upon surrender of the certificate for any shares so called for redemption and not previously converted (or upon giving the notice of redemption in the case of uncertificated shares), but not earlier than the Redemption Date, the Corporation shall pay to the holder of such shares or its designee the redemption price set forth pursuant to this Section 6.

   (C) The Corporation, at its option, may make payment of the redemption price required upon redemption of shares of Class A Preferred Stock pursuant to
Section 6 or 7 hereof in cash or in shares of Common Stock or in a combination of such shares and cash, any such shares of Common Stock to be valued for such purpose at their Fair Market Value (as defined in Section 9(F)(iii)) on the Redemption Date. Any shares of Common Stock so issued or delivered (or issued or delivered pursuant to Section 7) shall be deemed to have been issued or delivered to the holder of the Class A Preferred Stock as of the Redemption Date and such holder shall be deemed to have become the record holder thereof as of the Redemption Date.


   Section 7.  Other Redemption Rights.
   ---------   -----------------------

   Shares of Class A Preferred Stock shall be redeemed by the Corporation for cash or, if the Corporation so elects, in shares of Common Stock, or a combination of such shares and cash (any such shares of Common Stock to be valued for such purpose in accordance with Section 6(C)), at a redemption price equal to the Stated Value plus accrued and unpaid dividends thereon to the date fixed for redemption, at the option of the holder, at any time and from time to time upon notice to the Corporation given not less than five (5) Business Days prior to the Redemption Date fixed by the holder in such notice
(i) in the event that the Plan is determined by the Internal Revenue Service not to be qualified within the meaning of Sections 401(a) and 4975(e)(7) of the Internal Revenue Code of 1986, as amended from time to time (the "Code") or (ii) in the event that the Plan is terminated in accordance with its terms.


   Section 8.  Consolidation, Combination, Merger, etc.
   ---------   ----------------------------------------

   (A) In the event that the Corporation shall consummate any consolidation, combination, merger or substantially similar transaction, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged solely for or changed, reclassified or converted solely into stock of any successor or resulting corporation (including the Corporation) that constitutes "qualifying employer securities" with respect to a holder of Class A Preferred Stock within the meaning of Section 409(1) of the Code and Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, as amended, or any successor provisions of law, and, if applicable, for a cash payment in lieu of fractional shares, if any, the shares of Class A Preferred Stock of such holder shall in connection therewith be exchanged for or converted into preferred stock of such successor or resulting corporation, having in respect of such corporation insofar as possible the same powers, preferences and relative, participating, optional or other special rights (including the redemption rights provided by Sections 6, 7 and 8 hereof), and the qualifications, limitations or restrictions thereon, that the Class A Preferred Stock had immediately prior to such transaction, except that after such transaction each share of the Class A Preferred Stock shall be convertible, otherwise on the terms and conditions provided by Section 5 hereof, into the number and kind of qualifying employer securities so receivable by a holder of the number of shares of Common Stock into which such shares of Class A Preferred Stock could have been converted pursuant to the first sentence of
Section 5(A) hereof immediately prior to such transaction;  provided, however,
                                                            --------  -------
that if by virtue of the structure of such transaction, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, such holder of shares of Class A Preferred Stock shall be entitled to make an equivalent election as to the nature and kind of consideration it shall receive, and if such election cannot practicably be made by the holders of the Class A Preferred Stock, then the shares of Class A Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be convertible into or exchangeable for the aggregate amount of qualifying employer securities (payable in like kind and proportion) receivable by a holder of the number of shares of Common Stock into which such shares of Class A Preferred Stock could have been converted immediately prior to such transaction if such holder of Common Stock failed to exercise any rights of election to receive any kind or amount of qualifying employer securities receivable upon such transaction (provided that,
                                                                 --------
if the kind or amount of qualifying employer securities receivable upon such transaction is not the same for each non-electing share, then the kind and amount of qualifying employer securities receivable upon such transaction for each such non-electing share shall be the kind and amount so receivable per share by a plurality of the non-electing shares). The conversion rights of the class of preferred stock of such successor or resulting corporation for which the Class A Preferred Stock is exchanged or into which it is converted, shall successively be subject to adjustments pursuant to Section 9 hereof after any such transactions as nearly equivalent as practicable to the adjustments provided for by such Section prior to such transaction. The Corporation shall not consummate any such merger, consolidation or similar transaction unless the successor or resulting corporation shall have agreed to recognize and honor the rights of the holders of Series A Preferred Stock set forth in this Section 8(A).

   (B) In the event that the Corporation shall consummate any consolidation, combination, merger or substantially similar transaction, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged for or changed, reclassified or converted into other stock or securities or cash or any other property, or any combination thereof, other than solely qualifying employer securities (as referred to in Section 8(A)) and cash payments, if applicable, in lieu of fractional shares, outstanding shares of Class A Preferred Stock shall, without any action on the part of the Corporation or any holder thereof (but subject to Section 8(C)), be deemed to have been converted pursuant to the first sentence of Section 5(A) hereof immediately prior to the consummation of such merger, consolidation, combination or similar business combination transaction into the number of shares of Common Stock into which such shares of Class A Preferred Stock could have been converted pursuant to the first sentence of Section 5(A) hereof at such time so that each share of Class A Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in like kind and proportion) receivable by a holder of the number of shares of Common Stock into which such share of Class A Preferred Stock could have been converted pursuant to the first sentence of Section 5(A) hereof immediately prior to such transaction; provided, however, that if by virtue of the structure of such
             --------  -------
transaction, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, the holder of Class A Preferred Stock shall be entitled to make an equivalent election as to the kind of consideration it shall receive, and if such election cannot practicably be made by the holders of the Class A Preferred Stock, then the shares of Class A Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in like kind and proportion) receivable by a holder of the number of shares of Common Stock into which such shares of Class A Preferred Stock could have been converted immediately prior to such transaction if such holder of Common Stock failed to exercise any rights of election as to the kind or amount of stock, securities, cash or other property receivable upon such transaction (provided that, if the kind or amount of stock, securities,
                  -------- ----
cash or other property receivable upon such transaction is not the same for each non-electing share, then the kind and amount of stock, securities, cash or other property receivable upon such transaction for each such non-electing share shall be the kind and amount so receivable per share by a plurality of the non-electing shares).

   (C) In the event the Corporation shall enter into any agreement providing for any consolidation, combination, merger or substantially similar transaction described in Section 8(B), then the Corporation shall as soon as practicable thereafter (and in any event at least twenty (20) business days before consummation of such transaction) give notice of such agreement and the material terms thereof to each holder of Class A Preferred Stock and each holder shall have the right to elect, by written notice to the Corporation, to receive, upon consummation of such transaction (if and when such transaction is consummated), from the Corporation or the successor of the Corporation, in redemption and retirement of such Class A Preferred Stock, a cash payment equal to the amount payable in respect of shares of Class A Preferred Stock upon redemption pursuant to Section 6(A) hereof as if the date of the consummation of such transaction was the Redemption Date. No such notice of redemption shall be effective unless given to the Corporation prior to the close of business on the second Business Day prior to consummation of such transaction, unless the Corporation or the successor of the Corporation shall waive such prior notice, but any notice of redemption so given prior to such time may be withdrawn by notice of withdrawal given to the Corporation prior to the close of business on the second Business Day prior to consummation of such transaction.

   Section 9.  Anti-dilution Adjustments.
   ---------   -------------------------

   (A) In the event the Corporation shall, at any time or from time to time while any of the shares of the Class A Preferred Stock are outstanding, (i) pay a dividend or make a distribution in respect of the Common Stock in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, in each case whether by reclassification of shares, recapitalization of the Corporation (including a recapitalization effected by a merger or consolidation to which Section 8 hereof does not apply) or otherwise, the Conversion Ratio in effect immediately prior to such action shall be adjusted by multiplying such Conversion Ratio by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock outstanding immediately before such event. An adjustment made pursuant to this Section 9(A) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of shareholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

   (B) In the event the Corporation shall, at any time or from time to time while any shares of Class A Preferred Stock are outstanding, issue rights, options or warrants to all holders of its outstanding Common Stock, without any charge to such holders, entitling them (for a period expiring within forty-five
(45) days after the record date mentioned below) to subscribe for or purchase shares of Common Stock at a price per share which is more than 2% lower at the record date mentioned below than the then Current Market Price per share of Common Stock, the Conversion Ratio in effect immediately prior to such action shall, subject to paragraphs (D) and (E) of this Section 9, be adjusted by multiplying such Conversion Ratio by a fraction (i) the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock issued upon exercise thereof, and (ii) the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so issued would purchase at the then Current Market Price per share of Common Stock. Such adjustment shall be made whenever such rights, options or warrants have expired, and shall become effective retroactively immediately after the record date for the determination of shareholders entitled to receive such rights, options or warrants on the basis of the number of rights, options or warrants actually exercised.

   (C) In the event the Corporation shall, at any time or from time to time while any of the shares of Class A Preferred Stock are outstanding, make an Extraordinary Distribution (as defined in Section 9(F)(ii)) in respect of the Common Stock, whether by dividend, distribution, reclassification of shares or recapitalization of the Corporation (other than a recapitalization or reclassification effected by a merger, combination or consolidation to which
Section 8 hereof applies), the Conversion Ratio in effect immediately prior to such Extraordinary Distribution shall, subject to paragraphs (D) and (E) of this
Section 9, be adjusted by multiplying such Conversion Ratio by a fraction, the numerator of which shall be the product of (i) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution and (ii) the Fair Market Value of a share of Common Stock on the Valuation Date (as defined in Section 9(F)(vi)) with respect to an Extraordinary Distribution, and the denominator of which shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution and
(y) the Fair Market Value of a share of Common

Stock on the Valuation Date with respect to an Extraordinary Distribution, minus
                                                                           -----
(ii) the Fair Market Value of the Extraordinary Distribution on the Valuation Date. The Corporation shall send each holder of Class A Preferred Stock notice of its intent to make any Extraordinary Distribution at the same time as, or as soon as practicable after, such intent is first communicated (including by announcement of a record date in accordance with the rules of the principal stock exchange on which the Common Stock is listed or admitted to trading) to holders of Common Stock. Such notice shall indicate the intended record date and the amount and nature of such dividend or distribution, and the Conversion Ratio in effect at such time.

   (D) Notwithstanding any other provisions of this Section 9, the Corporation shall not be required to make any adjustment of the Conversion Ratio unless such adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Ratio. Any lesser adjustment shall be carried forward and shall be made no later than the time of, and together with, the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least one percent (1%) in the Conversion Ratio.

   (E) The Corporation shall be entitled to make such additional adjustments in the Conversion Ratio, in addition to those required by the foregoing provisions of this Section 9, as shall be necessary in order that any dividend or distribution in shares of capital stock of the Corporation, subdivision, reclassification or combination of shares of stock of the Corporation or any recapitalization of the Corporation shall not be taxable to holders of the Common Stock.

   (F) For purposes of this Exhibit A, the following definitions shall apply:

       (i) "Business Day" shall mean each day that is not a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York are required or authorized to be closed.

       (ii) "Extraordinary Distribution" shall mean any dividend or other distribution (effected while any of the shares of Class A Preferred Stock are outstanding) of (x) cash to the extent that such dividend or distribution when added to the amount of all cash dividends and distributions paid during the preceding period of twelve (12) calendar months exceeds fifteen percent (15%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the declaration date for such Extraordinary Distribution and/or (y) any shares of capital stock of the Corporation (other than shares of Common Stock), other securities of the Corporation, evidences of indebtedness of the Corporation or any other person or any other property (including shares of any subsidiary of the Corporation), or any combination thereof, but excluding rights, options or warrants to which Section 9(B) refers (without regard to the subscription or purchase price provided for therein).

       (iii) "Fair Market Value" shall mean, as to shares of Common Stock or any other class of publicly traded capital stock or securities of the Corporation or any other issuer which are publicly traded, the average of the Current Market Prices of such shares or securities for each day of the Adjustment Period. The "Fair Market Value" of any security which is not publicly traded or of any other property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property, which firm shall be selected in good faith by the Board of Directors of the Corporation or a committee thereof, or, if no such investment banking or appraisal firm is in the good faith judgment of the Board of Directors or such committee available to make such determination, as determined in good faith by the Board of Directors of the Corporation or such committee.

       (iv) "Current Market Price" of publicly traded shares of Common Stock or any other class of capital stock or other security of the Corporation or any other issuer shall mean (I) the last reported sales price, regular way, or, if no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the Composite Tape for New York Stock Exchange transactions (the "Composite Tape") or, (II) if such security is not listed or admitted to trading on the New York Stock Exchange (the "NYSE"), on the principal national securities exchange on which such security is listed or admitted to trading or, (III) if not listed or admitted to trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ National Market System") or, (IV) if such security is not quoted on the NASDAQ National Market System, the average of the closing bid and asked prices on each such day in the over-the-counter market as reported by NASDAQ or, (V) if bid and asked prices for such security on each such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board of Directors of the Corporation or a committee thereof, in each case, on each trading day during the Adjustment Period; provided, however, in determining the Current Market Price, the
           --------  -------
   value (as reasonably determined by the Board of Directors of the Corporation or a committee thereof) of any "due-bill" or similar instrument which is then associated with a share of Common Stock or any other class of capital stock or other security, shall be deducted.

       (v) "Adjustment Period" shall mean the period of five (5) consecutive trading days preceding, and including, the date as of which the Fair Market Value of a security is to be determined.

       (vi) "Valuation Date" with respect to an Extraordinary Distribution shall mean the date that is five (5) business days prior to the record date for such Extraordinary Distribution.

       (vii) "Plan" shall mean collectively the Corporation's Thrift and ESOP plans and its Thrift and ESOP Trust.

   (G) Whenever an adjustment to the Conversion Ratio and the related voting rights of the Class A Preferred Stock is required pursuant hereto, the Corporation shall forthwith deliver to the transfer agent(s) for the Common Stock, the Class A Preferred Stock and Class B Preferred Stock, as the case may be, and file with the Secretary of the Corporation, a statement signed by an officer of the Corporation stating the adjusted Conversion Ratio determined as provided herein, and the voting rights (as appropriately adjusted), of the Class A Preferred Stock. Such statement shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment, including any determination of Fair Market Value involved in such computation. Promptly after each adjustment to the Conversion Ratio and the related voting rights of the Class A Preferred Stock, the Corporation shall mail a notice thereof and of the then prevailing Conversion Ratio to each holder of Class A Preferred Stock.

   Section 10.  Ranking; Cancellation of Shares.
   ----------   -------------------------------

   (A) The Class A Preferred Stock shall rank senior to the Common Stock and the Class B Preferred Stock as to the payment of dividends and senior to the Common Stock as to the distribution of assets on liquidation, dissolution and winding-up of the Corporation, and, unless otherwise provided in the Certificate of Incorporation, as the same may be amended, the Class A Preferred Stock shall rank on a parity with all other classes or series of the Corporation's preferred stock, as to payment of dividends and the distribution of assets on liquidation, dissolution or winding-up.

   (B) Any shares of Class A Preferred Stock acquired by the Corporation by reason of the conversion or redemption of such shares as provided hereby, or otherwise so acquired, shall be cancelled as shares of Class A Preferred Stock and restored to the status of authorized but unissued shares of preferred stock of the Corporation, undesignated as to classes or series, and may thereafter be reissued as part of a new class or series of such preferred stock as permitted by law.

                                    PART II

                            CLASS B PREFERRED STOCK


   Section 1.  Designation and Amount; Special Purpose Restricted Transfer
   ---------   -----------------------------------------------------------
               Issue.
               -----

   (A) The shares of this class of preferred stock shall be designated as "Class B Preferred Stock" and the aggregate number of shares constituting such class which the Corporation shall have the authority to issue is 100,000,000.

   (B) Shares of Class B Preferred Stock shall be issued only to a trustee acting on behalf the Plan. In the event of any transfer of shares of Class B Preferred Stock to any person other than the Corporation or the trustee of the Plan, the shares of Class B Preferred Stock so transferred, upon such transfer and without any further action by the Corporation or the holder, shall be automatically converted into shares of the Corporation's Common Stock (the "Common Stock") pursuant to Section 5 hereof and no such transferee shall have any of the voting powers, preferences or relative, participating, optional or special rights ascribed to shares of Class B Preferred Stock hereunder but, rather, only the powers and rights pertaining to the Common Stock into which such shares of Class B Preferred Stock shall be so converted. In the event of such a conversion, the transferee of the shares of Class B Preferred Stock shall be treated for all purposes as the record holder of the shares of Common Stock into which such shares of Class B Preferred Stock have been automatically converted as of the date of such transfer. Certificates representing shares of Class B Preferred Stock shall be legended to reflect such restrictions on transfer. Notwithstanding the foregoing provisions of this Section 1(B), shares of Class B Preferred Stock may be converted into shares of Common Stock pursuant to Section 5 hereof and the shares of Common Stock issued upon such conversion may be transferred by the holder thereof as permitted by law.


   Section 2.  Dividends and Distributions.
   ---------   ---------------------------

   (A) Class B Preferred Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, but only to the extent hereinafter provided and no more. If at any time a dividend or other distribution is declared on the Common Stock (whether in cash, property or other securities), including as a result of recapitalization or reclassification, a dividend or distribution shall simultaneously be declared on each share of Class B Preferred Stock in an amount per share equal to 115% of the dividend or distribution declared on each share of Common Stock and shall be payable on the same date as such Common Stock dividend or distribution is payable. The record date for holders of shares of Class B Preferred Stock for any such dividend or distribution shall be the same as the record date for holders of shares of Common Stock for the related dividend or distribution. Notwithstanding the foregoing, the Corporation shall not at any time after the first issuance of a share of Class B Preferred Stock (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of such shares, unless in each such case shares of Class B Preferred Stock shall become entitled to a dividend in Class B Preferred Stock, be subdivided or be combined in the same proportion as of the effective date of such event.

   Section 3.  Voting Rights.  The holders of shares of Class B Preferred Stock
   ---------   -------------
shall have the following voting rights:

   (A) The holders of Class B Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock of the Corporation, voting together as one class with the holders of Common Stock and any other class or series of preferred stock so voting as one class. Each share of the Class B Preferred Stock shall entitle the holder thereof to one vote.

   (B) Except as otherwise required by law or set forth herein, holders of Class B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock and any other class or series of Preferred Stock as set forth herein) for the taking of any corporate action.


   Section 4.  Liquidation, Dissolution or Winding-Up.
   ---------   --------------------------------------

   (A) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of Class B Preferred Stock shall be entitled to receive out of assets of the Corporation which remain after satisfaction in full of all valid claims of creditors of the Corporation and which are available for payment to shareholders, and subject to the rights of the holders of any stock of the Corporation ranking senior to or on a parity with the Class B Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the Corporation, before any amount shall be paid or distributed among the holders of Common Stock or any other shares ranking junior to the Class B Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the Corporation, liquidating distributions in an amount of $45 per share (the "Liquidation Amount") of Class B Preferred Stock plus an amount equal to all required and unpaid dividends thereon to the date fixed for distribution and no more. In the event shares of Class B Preferred Stock are subdivided or combined or any dividend is declared in such shares to holders thereof, then the Liquidation Amount shall be proportionately adjusted as of the effective date of such event. If upon any liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Class B Preferred Stock and any other stock ranking as to a distribution on such event on a parity with the Class B Preferred Stock are not paid in full, the holders of the Class B Preferred Stock and such other stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

   (B) Neither the merger, consolidation or combination of the Corporation with or into any other corporation, nor the sale, lease, transfer or other exchange of all or any portion of the assets of the Corporation (or any purchase or redemption of some or all of the shares of any class or series of stock of the Corporation), shall be deemed to be a dissolution, liquidation or winding-up of the affairs of the Corporation for purposes of this Section 4, but the holders of Class B Preferred Stock shall nevertheless be entitled in the event of any such transaction to the rights provided by Section 6 hereof.

   (C) Written notice of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to holders of Class B Preferred Stock and any other class or series of preferred stock in such circumstances shall be payable, and stating that such payment will be made only after the surrender (or submission for notation of any partial payment) of such holder's certificates representing shares of Class B Preferred Stock, except in the case of Class B Preferred Stock represented by uncertificated shares, shall be given by first class mail, postage prepaid, mailed not less than twenty (20) days prior to any payment date stated therein, to the holders of Class B Preferred Stock, at the address shown on the books of the Corporation or any transfer agent for the Class B Preferred Stock.


   Section 5.   Conversion into Common Stock.
   ----------   ----------------------------

   (A) A holder of shares of Class B Preferred Stock shall be entitled at any time to cause any or all of such shares to be converted into one share of Common Stock for each share of Class B Preferred Stock.

   (B) Any holder of shares of Class B Preferred Stock desiring to convert such shares into shares of Common Stock shall surrender the certificate or certificates representing the shares of Class B Preferred Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) in case of a request for registration in a name other than that of such holder, at the offices of the transfer agent for the Common Stock, accompanied by written notice of conversion. Such notice of conversion shall specify (i) the number of shares of Class B Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for Common Stock and for any shares of Class B Preferred Stock not to be so converted to be issued (or the name or names in which such shares are to be registered in the event that they are to be uncertificated) and (ii) the address or addresses to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion.

   (C) A conversion of shares of Class B Preferred Stock into shares of Common Stock made at the option of the holder thereof shall be effective immediately before the close of business on the day of the later of (i) the surrender to the Corporation of the certificate or certificates for the shares of Series B Preferred Stock to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) in case of a request for registration in a name other than that of such holder and
(ii) the giving of the notice of conversion as provided herein (the "Conversion Date"). On and after the Conversion Date, the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock.

   (D) Promptly after the Conversion Date for shares of Class B Preferred Stock to be converted, the Corporation or the transfer agent for the Common Stock shall issue and send by hand delivery (with receipt to be acknowledged) or by first class mail, postage prepaid, to the holder of such shares or to such holder's designee, at the address designated by such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of Class B Preferred Stock, only part of which are to be converted, the Corporation or the transfer agent for the Common Stock shall issue and deliver to such holder or such holder's designee a new certificate or certificates representing the number of shares of Class B Preferred Stock which shall not have been converted.

   (E) The Corporation shall at all times reserve and keep available out of its authorized and unissued and/or treasury Common Stock solely for issuance upon the conversion of shares of Class B Preferred Stock as herein provided, free from any preemptive rights, the maximum number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Class B Preferred Stock then outstanding.

   (F) At the option of the Corporation, all shares of the Class B Preferred Stock may be converted at any time into Common Stock as provided in this Section
5. Unless otherwise required by law, notice of conversion pursuant to this paragraph will be sent to the holders of Class B Preferred Stock at the address shown on the books of the Corporation or any transfer agent for the Class B Preferred Stock by first class mail, postage prepaid, mailed not less than one
(1) day prior to the conversion date. Each such notice shall state: (i) the date when such conversion shall be effective; and (ii) the place or places where certificates for such shares are to be surrendered in exchange for certificates for Common Stock. As of the commencement of business on the conversion date, a holder shall be treated for all purposes as the holder of the number of shares of Common Stock issuable upon conversion, without any of the powers, preferences or rights of a holder of Class B Preferred Stock. Upon surrender of the certificate for shares so converted, the Corporation shall issue a certificate representing the shares of Common Stock into which such shares of Class B Preferred Stock have been converted.


   Section 6.  Consolidation, Combination, Merger, etc.
   ---------   ----------------------------------------

   (A) In the event that the Corporation shall consummate any consolidation, combination, merger or substantially similar transaction, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged solely for or changed, reclassified or converted solely into stock of any successor or resulting corporation (including the Corporation) that constitutes "qualifying employer securities" with respect to a holder of Class B Preferred Stock within the meaning of Section 409(1) of the Code and Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, as amended, or any successor provisions of law, and, if applicable, for a cash payment in lieu of fractional shares, if any, the shares of Class B Preferred Stock of such holder shall in connection therewith be exchanged for or converted into preferred stock of such successor or resulting corporation, having in respect of such corporation insofar as possible the same powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Class B Preferred Stock had immediately prior to such transaction, except that after such transaction each share of the Class B Preferred Stock shall be convertible, otherwise on the terms and conditions provided by Section 5 hereof, into the number and kind of qualifying employee securities so receivable by a holder of one share of Common Stock; provided,
                                                                   --------
however, that if by virtue of the structure of such transaction, a holder of
-------
Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, such holder of shares of Class B Preferred Stock shall be entitled to make an equivalent election as to the nature and kind of consideration it shall receive, and if such election cannot practicably be made by the holders of the Class B Preferred Stock, then the shares of Class B Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be convertible into or exchangeable for the aggregate amount of qualifying employer securities (payable in like kind and proportion) receivable by a holder of one share of Common Stock if such holder of Common Stock failed to exercise any rights of election to receive any kind or amount of qualifying employer securities receivable upon such transaction (provided that if the kind or amount of
                                  --------
qualifying employer securities receivable upon such transaction is not the same for each non-electing share, then the kind and amount of qualifying employer securities receivable upon such transaction for each non-electing share shall be the kind and amount so receivable per share by a plurality of the non-electing shares). The Corporation shall not consummate any such merger, consolidation or similar transaction unless the successor or resulting corporation shall have agreed to recognize and honor the rights of the holders of Class B Preferred Stock set forth in this Section 6(A).

   (B) In the event that the Corporation shall consummate any consolidation, combination, merger or substantially similar transaction, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged for or changed, reclassified or converted into other stock or securities or cash or any other property, or any combination thereof, other than solely qualifying employer securities (as referred to in Section 6(A)) and cash payments, if applicable, in lieu of fractional shares, each outstanding share of Class B Preferred Stock shall, without any action on the part of the Corporation or any holder thereof, be deemed to have been converted immediately prior to the consummation of such merger, consolidation, combination or similar transaction into one share of Common Stock so that each share of Class B Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in like kind and proportion) receivable by a holder of one share of Common Stock; provided,
                                                                 --------
however, that if by virtue of the structure of such transaction, a holder of
-------
Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, such holder of shares of Class B Preferred Stock shall be entitled to make an equivalent election as to the nature and kind of consideration it shall receive, and if such election cannot practicably be made by the holders of the Class B Preferred Stock, then each share of Class B Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in like kind and proportion) receivable by a holder of one share of Common Stock if such holder of Common Stock failed to exercise any rights of election as to the kind or amount of stock, securities, cash or other property receivable upon such transaction (provided that if the kind or amount of stock,
                                  --------
securities, cash or other property receivable upon such transaction is not the same for each non-electing share, then the kind and amount of stock, securities, cash or other property receivable upon such transaction for such non-electing share shall be the kind and amount so receivable per share by a plurality of the non-electing shares).


   Section 7.  Ranking; Cancellation of Shares.
   ---------   -------------------------------

   (A) The Class B Preferred Stock shall rank on a parity with the Common Stock as to the payment of dividends and senior to the Common Stock as to the distribution of assets on liquidation, dissolution and winding-up of the Corporation, and, unless otherwise provided in the Certificate of Incorporation, as the same may be amended, the Class B Preferred Stock shall rank junior to all other classes or series of the Corporation's preferred stock as to payment of dividends and on a parity with all other such classes or shares of preferred stock as to the distribution of assets on liquidation, dissolution or winding-up.

   (B) Any shares of Class B Preferred Stock acquired by the Corporation by reason of the conversion of such shares as provided hereby, or otherwise so acquired, shall be cancelled as shares of Class B Preferred Stock and restored to the status of authorized but unissued shares of preferred stock, without par value, of the Corporation, undesignated as to classes or series, and may thereafter be reissued as part of a new class or series of such preferred stock as permitted by law.

                                    PART III

                                 MISCELLANEOUS


   Section 1.  Miscellaneous.
   ---------   -------------

   (A) All notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered mail (unless first class mail shall be specifically permitted for such notice under the terms of this Exhibit A) with postage prepaid, addressed: (i) if to the Corporation, to its office at 1251 Avenue of the Americas, New York, NY 10020 (Attention: Treasurer) or to the transfer agent (if any) for the Class A Preferred Stock or Class B Preferred Stock, as the case may be or (ii) if to any holder of the Class A Preferred Stock, the Class B Preferred Stock or the Common Stock, as the case may be, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Class A Preferred Stock, the Class B Preferred Stock or the Common Stock, as the case may be) or (iii) to such other address as the Corporation shall have designated by notice similarly given.

   (B) In the event that, at any time as a result of an adjustment made pursuant to Section 8 or 9 of Part I, the holder of any share of the Class A Preferred Stock upon thereafter surrendering such shares for conversion shall become entitled to receive any shares or other securities of the Corporation other than shares of Common Stock, the Conversion Ratio in respect of such other shares or securities so receivable upon conversion of shares of Class A Preferred Stock shall thereafter be adjusted, and shall be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in Sections 8 or 9 of Part I, and the provisions of each of the other Sections hereof with respect to the Common Stock shall apply on like or similar terms to any such other shares or securities. Any determination in good faith by the Corporation as to any adjustment of the Conversion Ratio pursuant to this Section 1(B) shall be conclusive.

   (C) The Corporation shall pay any and all issuance, stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Class A Preferred Stock, Class B Preferred Stock or Common Stock or other securities issued upon conversion of Class A Preferred Stock or Class B Preferred Stock, as the case may be, pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Class B Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Class A Preferred Stock or Class B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax for issuance, transfer or documentary stamp taxes or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

   (D) In the event that a holder of shares of Class A Preferred Stock or Class B Preferred Stock, as the case may be, shall not by written notice designate the name in which (i) shares of Common Stock or Class B Preferred Stock in the case of Class A Preferred Stock, (ii) shares of Common Stock in the case of Class B Preferred Stock and (iii) any other securities in accordance with this Exhibit A, to be issued upon conversion of such shares should be registered or to whom payment upon redemption of shares of Class A Preferred Stock should be made or the address to which the certificate or certificates representing such shares, or such payment, should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the holder of such Class A Preferred Stock or Class B Preferred Stock, as the case may be, as shown on the records of the Corporation and to send the certificate or certificates representing such shares, or such payment, to the address of such holder shown on the records of the Corporation.

   (E) Unless otherwise provided in the Certificate of Incorporation, as the same may be amended, all payments of (x) dividends upon the shares of any class of stock and upon any other class of stock ranking on a parity with such first class of stock with respect to such dividends shall be made pro rata, so that amounts paid per share on such first class of stock and such other class of stock shall in all cases bear to each other the same ratio that the required dividends then payable per share on the shares of such first class of stock and such other class of stock bear to each other and (y) distributions on voluntary or involuntary dissolution, liquidation or winding-up or otherwise made upon the shares of any class of stock and upon any other class of stock ranking on a parity with such first class of stock with respect to such distributions shall be made pro rata, so that amounts paid per share on such first class of stock and such other class of stock shall in all cases bear to each other the same ratio that the required distributions then payable per share on the shares of such first class of stock and such other class of stock bear to each other.

   (F) The Corporation may appoint, and from time to time discharge and change, a transfer agent for the Class A Preferred Stock or Class B Preferred Stock, as the case may be. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by first class mail, postage prepaid, to each holder of record of Class A Preferred Stock or Class B Preferred Stock, as the case may be. So long as there is a transfer agent for a class of stock, a holder thereof shall give any notices to the Corporation required hereunder to the transfer agent at the address of the transfer agent last given by the Corporation.

   (G) All references to Section numbers in any Part in this Exhibit A shall refer only to that Part unless otherwise indicated. All terms defined within a Part of this Exhibit A shall have the same meanings when used in any other Part hereof, unless otherwise indicated.

   (H) If the Corporation and the holder so agree, any shares of Class A Preferred Stock or Class B Preferred Stock or any shares of Common Stock into which the shares of Class A Preferred Stock or Class B Preferred Stock shall be converted, may be uncertificated shares, provided that the names of the holders
                                         --------
of all uncertificated shares and the number of such shares held by each holder shall be registered at the offices of the Corporation or the transfer agent for such shares. In the event that any shares shall be uncertificated, all references herein to the surrender or issuance of stock certificates shall have no application to such uncertificated shares.

                          CERTIFICATE OF AMENDMENT OF
                   RESTATED CERTIFICATE OF INCORPORATION OF
                               EXXON CORPORATION

                       Pursuant to N.J.S. 14A:7-15.1(3)
                        Effective Date: March 14, 1997

       Exxon Corporation, a New Jersey corporation, to amend its Restated Certificate of Incorporation to effect a share division, hereby certifies:

       1.  The name of the corporation is Exxon Corporation.

       2. The date of adoption by the Board of Directors of the corporation of the resolutions approving the share division was February 26, 1997.

       3. This amendment to the Restated Certificate of Incorporation will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series of the corporation and will not result in the percentage of authorized shares that remains unissued after the share division exceeding the percentage of authorized shares that was unissued before the share division.

       4. The class of shares of the corporation subject to the division is the common stock without par value. The number of shares of common stock of the corporation subject to the division is 1,491,818,048. All the issued shares of common stock without par value shall be divided into two shares of common stock without par value.

       5. To effect an amendment of the corporation's Restated Certificate of Incorporation to increase the number of authorized shares of the corporation's common stock without par value from two billion (2,000,000,000) to three billion (3,000,000,000), the first sentence of Article Fourth of the corporation's Restated Certificate of Incorporation is hereby to read, in its entirety, as follows:

       "The aggregate number of shares which the corporation shall have authority to issue is three billion two hundred million (3,200,000,000) shares, divided into two hundred million (200,000,000) shares of preferred stock without par value and three billion (3,000,000,000) shares of common stock without par value."

       6. This amendment and the share division shall become effective at 5:00 p.m. New Jersey time on March 14, 1997.

       IN WITNESS WHEREOF, Exxon Corporation has caused this certificate to be executed on its behalf by its duly authorized officer as of the 26th day of February, 1997.


                                      EXXON CORPORATION



                                      By:    /s/ Lee R. Raymond
                                          ----------------------------
                                          L.R. Raymond, Chairman